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                                                                     EXHIBIT 2.3


                            CERTIFICATE OF OWNERSHIP

                            THE KEITH COMPANIES, INC.


         Eric C. Nielsen and Gary Campanaro certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of THE KEITH COMPANIES, INC., a California corporation (this "Corporation").

         2. This Corporation owns all of the outstanding shares of JOHN M. TETTEMER & ASSOCIATES, LTD., a California corporation (the "Subsidiary").

         3. The Board of Directors of this Corporation duly adopted the following resolution:

            RESOLVED, that this Corporation merge JOHN M. TETTEMER & ASSOCIATES, LTD., its wholly-owned subsidiary corporation, into itself (with this Corporation as the surviving corporation), and assume all liabilities and obligations of the Subsidiary pursuant to Section 1110 of the California Corporations Code.

         4. The merger of the Subsidiary with and into this Corporation is to be effective as of December 31, 2000.


         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  November 13, 2000                    /s/ Eric C. Nielsen
                                            ------------------------------------
                                            Eric C. Nielsen
                                            President



Date:  November 13, 2000                    /s/ Gary Campanaro
                                            ------------------------------------
                                            Gary Campanaro
                                            Secretary